Exhibit 11

FAMILY DOLLAR STORES, INC.  STATEMENT RE COMPUTATIONS OF PER SHARE EARNINGS

AS PRESENTED (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)	FY 2002		FY 2001		FY 2000
	BASIC	DILUTED	BASIC	DILUTED	BASIC	DILUTED

AVERAGE SHARES OUTSTANDING FOR THE YEAR ENDED	172,800	172,800	171,568	171,568	171,698	171,698
INCOME BEFORE CUMULATIVE EFFECT OF ACCOUNTING CHANGE	$216,929	$216,929	$189,505	$189,505	$172,017	$172,017
NET INCOME	$216,929	$216,929	$189,505	$189,505	$172,017	$172,017
EARNINGS PER SHARE:
INCOME BEFORE CUMULATIVE EFFECT OF ACCOUNTING CHANGE	$1.26	$1.26	$1.10	$1.10	$1.00	$1.00
NET INCOME	$1.26	$1.26	$1.10	$1.10	$1.00	$1.00
PRO FORMA DILUTION IMPACT OF COMMON STOCK EQUIVALENTS
ADDITIONAL WEIGHTED AVERAGE SHARES FROM ASSUMED EXERCISE AT THE BEGINNING OF THE YEAR OF DILUTIVE STOCK OPTIONS		4,882		4,789		3,943
WEIGHTED AVERAGE SHARES ASSUMED REPURCHASED FROM ASSUMED PROCEEDS OF EXERCISES USING TREASURY STOCK METHOD (AVERAGE MARKET PRICE)		(3,633)		(3,583)		(2,992)
NET PRO FORMA COMMON STOCK EQUIVALENT INCREMENTAL SHARES		1,249		1,206		951
PERCENTAGE DILUTION FROM PRO FORMA COMMON STOCK EQUIVALENT INCREMENTAL SHARES		0.72%		0.70%		0.55%
TOTAL COMMON STOCK AND COMMON STOCK EQUIVALENTS		174,049		172,774		172,649
INCOME BEFORE CUMULATIVE EFFECT OF ACCOUNTING CHANGE		$216,929		$189,505		$172,017
NET INCOME		$216,929		$189,505		$172,017
PRO FORMA EARNINGS PER SHARE (INCLUDING DILUTIVE COMMON STOCK EQUIVALENTS):
INCOME BEFORE CUMULATIVE EFFECT OF ACCOUNTING CHANGE		$1.25		$1.10		$1.00
NET INCOME		$1.25		$1.10		$1.00